UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 20, 2016

ACHAOGEN, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36323	68-0533693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
7000 Shoreline Court, Suite 371
South San Francisco, CA 94080
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (650) 800-3636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On June 20, 2016, Achaogen, Inc. (the “Company”) received its second draw in the amount of $10.0 million (the “Second Term Loan”) contemplated by the terms of a loan and security agreement (the “Loan Agreement”) dated August 5, 2015 between the Company and Solar Capital Ltd. (the “Lender”), as collateral agent and lender. With the Second Term Loan, the Lender has loaned the Company an aggregate principal amount of $25.0 million, representing the entirety of the amounts available to the Company under the Loan Agreement. The Lender made an initial term loan on August 5, 2015 in an aggregate principal amount equal to $15.0 million (together with the Second Term Loan, the “Term Loans”). The Company is required to make interest-only payments on the Term Loans through August 2017, and beginning on September 1, 2017 the Company is required to make monthly payments of interest plus equal monthly payments of principal over a term of 24 months. The Term Loans bear interest per annum at 6.99% plus the greater of 1% or the one-month LIBOR. All principal and accrued interest on the Term Loans are due on August 5, 2019 (the “Maturity Date”). In addition, the Company is obligated to pay a fee equal to 8% of the Term Loans funded upon the earliest to occur of the Maturity Date, the acceleration of the Term Loans and the voluntary prepayment of the Term Loans. The Company may voluntarily prepay all, but not less than all, of the outstanding Term Loans.

As previously disclosed, the Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, requirements as to financial reporting and insurance, and restrictions on the Company’s ability to dispose of its business or property, to change its line of business, to liquidate or dissolve, to enter into any change in control transaction, to merge or consolidate with any other entity or to acquire all or substantially all the capital stock or property of another entity, to incur additional indebtedness, to incur liens on its property, to pay any dividends or other distributions on capital stock other than dividends payable solely in capital stock, or to redeem capital stock. In addition, the Loan Agreement contains customary events of default that entitle the Lender to cause the Company’s indebtedness under the Loan Agreement to become immediately due and payable. Under the Loan Agreement, an event of default will occur if, among other things, the Company fails to make payments under the Loan Agreement, the Company breaches any of its covenants under the Loan Agreement, subject to specified cure periods with respect to certain breaches, the Lender determines that a material adverse change has occurred, the Company or its assets become subject to certain legal proceedings, such as bankruptcy proceedings, the Company is unable to pay its debts as they become due, or the Company defaults on contracts with third parties which would permit the holder of indebtedness to accelerate the maturity of such indebtedness or that could have a material adverse change on the Company. Upon the occurrence and for the duration of an event of default, an additional default interest rate equal to 4% per annum will apply to all obligations owed under the Loan Agreement.

The foregoing description of the Term Loans and the Loan Agreement is qualified in its entirety by reference to the Loan Agreement in the form previously filed by the Company as Exhibit 10.3 to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 24, 2016

ACHAOGEN, INC.

By:	/s/ Kenneth J. Hillan
Kenneth J. Hillan, M.B., Ch.B.
President and Chief Executive Officer